Exhibit 99

(1) The Call Options (the “Options”) to purchase shares of common stock, par value $0.0001 per share (“Common Stock”), of Lazydays Holdings, Inc. (the “Issuer”) reported herein were received by Opportunities Fund II (as defined below) or Opportunities Offshore (as defined below), respectively, pursuant to an agreement under which Bryan T. Rich, Jr. (“Mr. Rich”), who serves as a director of the Issuer and is an employee of the Investment Manager (as defined below), assigned to Opportunities Fund II and Opportunities Offshore the right to receive all compensation (including equity compensation) that Mr. Rich would otherwise receive as a director of the Issuer.

(2) The Options to purchase shares of Common Stock of the Issuer vest 33% on March 23, 2019, 33% on March 23, 2020 and 34% on March 23, 2021.

(3) Wayzata Investment Partners LLC (the “Investment Manager”) serves as investment adviser to Wayzata Opportunities Fund II, L.P. (“Opportunities Fund II”) and Wayzata Opportunities Fund Offshore II, L.P. (“Opportunities Offshore” and, together with Opportunities Fund II, the “Wayzata Funds”), the record holders of the securities reported herein. The Investment Manager has the power to direct the voting and disposition of the securities reported herein as owned of record by the Wayzata Funds. Patrick J. Halloran (“Mr. Halloran” and together with the Investment Manager and the Wayzata Funds, collectively, the “Reporting Persons”) serves as the manager of the Investment Manager and controls MAP Holdings LLC, which is the majority member of the Investment Manager. The Investment Manager and Mr. Halloran, in their respective capacities as described above, may be deemed to beneficially own the securities reported herein as owned of record by the Wayzata Funds. Each of the Investment Manager and Mr. Halloran hereby disclaims beneficial ownership of the securities reported herein as owned of record by the Wayzata Funds, except to the extent of its/his pecuniary interest therein.

(4) Opportunities Fund II is the record holder of Options to purchase 13,211 shares of Common Stock of the Issuer. Each of the Reporting Persons hereby disclaims beneficial ownership of such Options, except to the extent of its/his pecuniary interest therein.

(5) Opportunities Offshore is the record holder of Options to purchase 1,912 shares of Common Stock of the Issuer. Each of the Reporting Persons hereby disclaims beneficial ownership of such Options, except to the extent of its/his pecuniary interest therein.